Exhibit 5.3

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, NY 10004-2498

LOS ANGELES • PALO ALTO • WASHINGTON, D.C. FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

February 24, 2010

MF Global Holdings Ltd.,

    717 Fifth Avenue,

        New York, NY 10022.

Ladies and Gentlemen:

We are acting as counsel to MF Global Holdings Ltd., a Delaware corporation (the “Company”), in connection with the filing today by the Company of Post Effective Amendment No. 1 (the “Amendment”) to Registration Statement No. 333-162119 on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement was initially filed with the Securities and Exchange Commission by MF Global Ltd. (“MFG Bermuda”), formerly an exempted company organized in Bermuda that on January 4, 2010 discontinued its existence under Bermuda law and continued its existence pursuant to Section 388 of the General Corporation Law of the State of Delaware as the Company (the “Domestication”). The Registration Statement, as amended by the Amendment, registers the following securities of the Company under the Securities Act:

—	senior and subordinated debt securities of the Company (the “Debt Securities”);

—

common stock of the Company, par value $1.00 per share (the “Common Shares”), including shares initially issuable upon conversion, exercise or exchange of any Debt Securities, Preferred Shares or Warrants that are convertible into, or exercisable or exchangeable for, Common Shares, and the related stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of July 9, 2007 and as amended (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent;

—

preferred stock of the Company, par value $1.00 per share (the “Preferred Shares”), including shares initially issuable upon conversion, exercise or exchange of any Debt Securities, Preferred Shares or Warrants that are convertible into, or exercisable or exchangeable for, Preferred Shares; and

MF Global Holdings Ltd.	-2-

— warrants to purchase Debt Securities, Common Shares or Preferred Shares of the Company (the “Warrants”).

The Debt Securities, Common Shares, Rights, Preferred Shares and Warrants are collectively referred to herein as the “Securities”. The Company is now filing the Amendment to expressly adopt the Registration Statement, as amended, as its own for all purposes of the Act and the Securities Exchange Act of 1934 and to reflect the completion of the Domestication.

In connection with the filing of the Amendment, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

(1) Debt Securities. When the Amendment has become effective under the Act, when an indenture relating to the Debt Securities has been duly authorized, executed and delivered by the Company in substantially the applicable form previously filed as an exhibit to the Registration Statement (the “Applicable Indenture”), when the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Applicable Indenture and when the Debt Securities have been duly executed, authenticated and issued in accordance with the Applicable Indenture and sold and delivered against payment as contemplated by the Amendment and a duly authorized sale agreement of the Company, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Debt Securities covered by our opinion in this paragraph include any Debt Securities that may be issued upon exercise or otherwise pursuant to the terms of any other Securities, as well as any Warrants that may be issued pursuant to an Applicable Indenture.

(2) Warrants. When the Amendment has become effective under the Act, when the warrant agreement under which the Warrants are to be issued has been duly authorized, executed and delivered by the Company, when the terms of the Warrants and of their issuance and sale have been duly established in conformity with the applicable warrant agreement and when the Warrants have been duly executed, countersigned and issued in accordance with the applicable warrant agreement and sold and delivered against payment as contemplated by the Amendment and a duly authorized sale agreement of the Company, and if all the foregoing actions are taken so as not to violate any applicable

MF Global Holdings Ltd.	-3-

law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Warrants covered by our opinion in this paragraph include any Warrants that may be issued upon exercise or otherwise pursuant to the terms of any other Securities but do not include any Warrants that may be required to be issued under an indenture qualified under the Trust Indenture Act of 1939.

(3) Preferred Shares. When the Amendment has become effective under the Act, when the terms of the Preferred Shares and of their issuance and sale have been duly authorized and established in conformity with the Company’s certificate of incorporation, when an appropriate certificate of designations with respect to the Preferred Shares has been duly adopted by the Company and filed with the Secretary of State of the State of Delaware and when the Preferred Shares have been duly executed, countersigned, registered and issued in accordance with the applicable certificate of designations and have been sold and delivered against payment as contemplated by the Amendment and a duly authorized sale agreement of the Company, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Preferred Shares will be validly issued, fully paid and non-assessable. The Preferred Shares covered in our opinion in this paragraph include any Preferred Shares of the Company that may be issued upon exercise or otherwise pursuant to the terms of any other Securities.

(4) Common Shares. When the Amendment has become effective under the Act, when the terms of the Common Shares and of their issuance and sale have been duly authorized and established in conformity with the Company’s certificate of incorporation and when the Common Shares have been duly executed, countersigned, registered and issued, and have been sold and delivered against payment as contemplated by the Amendment and any duly authorized sale agreement of the Company, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Common Shares will be validly issued, fully paid and non-assessable. The Common Shares covered in our opinion in this paragraph include any Common Shares of the Company that may be issued upon exercise or otherwise pursuant to the terms of any other Securities.

(5) Rights. When the Amendment has become effective under the Act, any Common Shares have been validly issued and are fully paid and non-assessable as described above and the Rights attributable to such Common Shares have been duly executed, countersigned and issued in accordance with the Rights Agreement, the Rights attributable to such Common Shares will be validly issued.

MF Global Holdings Ltd.	-4-

In connection with our opinion set forth in paragraph (5) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time. Accordingly, that question is beyond the scope of our opinion.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend on various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the federal laws of the United States, the laws of the State of New York and the laws of the State of Delaware as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and MFG Bermuda and other sources believed by us to be responsible. We have assumed, without independent verification, that at the time of any issuance of Debt Securities, the Applicable Indenture will have been duly authorized, executed and delivered by the trustee thereunder and the trustee will have been duly qualified under the Trust Indenture Act of 1939; that, at the time of any issuance of Warrants, the applicable warrant agreement will have been duly authorized, executed and delivered by the warrant agent thereunder; that the certificates for any Common Shares will conform to the form thereof being filed as an exhibit to the Amendment; and that the signatures on all documents examined by us are genuine. We have also assumed, without independent verification, that any resolutions subsequently adopted by the Company’s board of directors authorizing the issuance and sale of any Securities will remain in effect at all relevant times and that no Securities will be issued or other action taken in contravention of any applicable limit established pursuant to any such resolutions from time to time.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as amended and to the reference to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ SULLIVAN & CROMWELL LLP